Response Genetics, Inc.

Table of Contents

Page
Number
Financial Information

Condensed Consolidated Financial Statements (Unaudited)

Consolidated Balance Sheets — December 31, 2014 and June 30, 2015	1

Consolidated Statements of Operations and Comprehensive Loss — Three months and six months ended June 30, 2014 and 2015	2

Consolidated Statements of Cash Flows —Six months ended June 30, 2014 and 2015	3

Notes to Condensed Consolidated Financial Statements	4

ii

RESPONSE GENETICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014	June 30, 2015

ASSETS
Current assets
Cash and cash equivalents	$2,222,491	$1,891,994
Accounts receivable, net of allowance for doubtful accounts of $2,071,706 and $4,185,215 at December 31, 2014 and June 30, 2015, respectively	7,810,417	3,267,622
Prepaid expenses and other current assets	1,182,748	866,218
Total current assets	11,215,656	6,025,834
Property and equipment, net	1,406,405	1,129,748
Intangible assets, net	631,149	539,485
Other assets	191,874	165,254
Total assets	$13,445,084	$7,860,321
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,609,741	$1,396,195
Accrued expenses	671,906	446,999
Accrued interest	149,813	208,406
Accrued royalties	967,785	869,459
Accrued payroll and related liabilities	1,547,673	845,421
Capital lease obligation, current portion	100,951	105,228
Line of credit	-	1,465,662
Loan, net of debt discount of $1,150,902 at June 30, 2015	-	11,599,098
Total current liabilities	5,047,869	16,936,468
Capital lease obligation, net of current portion	103,472	51,124
Line of credit, non-current	1,500,000	-
Loan, net of debt discount of $536,150 at December 31, 2014	7,963,850	-
Total liabilities	14,615,191	16,987,592

Commitments, contingencies and subsequent events (Notes 5 and 11)

Stockholders’ deficit:
Common stock, $0.01 par value; 70,000,000 shares authorized; 38,795,396 shares issued and outstanding	388,010	388,010
Additional paid-in capital	77,698,416	78,613,319
Accumulated deficit	(78,996,541)	(87,847,301)
Accumulated other comprehensive loss	(259,992)	(281,299)
Total stockholders’ deficit	(1,170,107)	(9,127,271)
Total liabilities and stockholders’ deficit	$13,445,084	$7,860,321

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1

RESPONSE GENETICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended June 30,		Six Months Ended June 30
	2014	2015	2014	2015
Net revenue	$4,281,235	$3,817,793	$8,176,169	$7,608,397
Cost of revenue	2,585,738	1,909,954	5,024,114	4,293,066
Gross profit	1,695,497	1,907,839	3,152,055	3,315,331
Operating expenses:
Selling and marketing	1,283,080	866,907	2,735,984	1,816,633
General and administrative	3,046,599	5,211,284	6,060,556	9,077,937
Research and development	473,324	67,675	940,890	300,265
Total operating expenses	4,803,003	6,145,866	9,737,430	11,194,835
Operating loss	(3,107,506)	(4,238,027)	(6,585,375)	(7,879,504)
Other income (expense):
Interest expense	(23,151)	(593,781)	(47,372)	(971,259)
Interest income	2	2	3	3
Other	(8,260)	-	(10,667)	-
Net loss	(3,138,915)	(4,831,806)	(6,643,411)	(8,850,760)
Unrealized loss on foreign currency translation	(661)	(3,037)	(22,890)	(31,112)
Comprehensive loss	$(3,139,576)	$(4,834,843)	$(6,666,301)	$(8,881,872)
Net loss per share — basic and diluted	$(0.08)	$(0.12)	$(0.17)	$(0.23)
Weighted-average shares — basic and diluted	38,732,793	38,795,396	38,726,196	38,795,396

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

RESPONSE GENETICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2015
Cash flows from operating activities:
Net loss	$(6,643,411)	$(8,850,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	427,273	379,153
Amortization of loan costs and debt discounts	-	190,964
Share-based compensation	397,788	197,793
Bad debt expense	2,661,693	6,038,385
Changes in operating assets and liabilities:
Accounts receivable	(2,926,624)	(1,495,590)
Prepaid expenses and other current assets	(165,013)	326,530
Accounts payable	(35,929)	(213,546)
Accrued expenses	(199,110)	(166,314)
Accrued royalties	147,951	(98,326)
Accrued payroll and related liabilities	56,014	(702,252)
Net cash used in operating activities	(6,279,368)	(4,393,963)

Cash flows from investing activities:
Purchases of property and equipment	(91,357)	(4,841)
Purchases of software	(43,666)	(5,992)
Net cash used in investing activities	(135,023)	(10,833)

Cash flows from financing activities:
Net proceeds from issuance of debt	-	4,178,015
Borrowing (paydown) on line of credit	500,000	(34,338)
Capital lease payments	(97,584)	(48,071)
Proceeds from exercise of stock options	23,200	-
Net cash provided by financing activities	425,616	4,095,606
Effect of foreign exchange rates on cash and cash equivalents	(23,201)	(21,307)
Net decrease in cash and cash equivalents	(6,011,976)	(330,497)

Cash and cash equivalents:
Beginning of period	8,148,599	2,222,491
End of period	$2,136,623	$1,891,994

Cash paid during the period for:
Interest	$47,372	$884,555
Supplemental disclosure of non-cash financing activities:
Equipment and software acquired under capital leases	$-	$2,411
Revaluation of 2014 warrants issued with term debt	$-	$23,144
Warrants issued with new term debt	$-	$696,227

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Operations and Basis of Accounting

Response Genetics, Inc. (the “Company”) was incorporated in the State of Delaware on September 23, 1999 as Bio Type, Inc. for the purpose of providing molecular profiling services of tumor tissue that has been formalin-fixed and embedded in paraffin. In August 2000, the Company changed its name to Response Genetics, Inc.

The Company is a life science company engaged in the research, development, marketing and sale of pharmacogenomics-clinical diagnostic tests for cancer. Pharmacogenomics is the science of how an individual’s genetic makeup relates to drug response. Diagnostic tests based on pharmacogenomics facilitate the prediction of a response to drug therapy or survival following surgery based on an individual’s genetic makeup. In order to generate pharmacogenomic information from patient specimens for these tests, the Company uses its proprietary technologies that enable the Company to reliably and consistently extract ribonucleic acid (“RNA”) and deoxyribonucleic acid (“DNA”) from tumor specimens that are stored as formalin-fixed and paraffin-embedded (“FFPE”) specimens and, thereby to analyze genetic information contained in these tissues for each patient. The Company’s platforms include analysis of single biomarkers using the polymerase chain reaction method as well as global gene interrogation using microarray methods and fluorescence in situ hybridization (“FISH”) from paraffin or frozen tissue specimens. The Company primarily derives its revenue from the sale of its ResponseDX® diagnostic testing products and by providing pharmacogenomic clinical trial testing services to pharmaceutical companies in the United States, Asia and Europe.

The Company’s goal is to provide cancer patients and their physicians with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues. The Company’s pharmacogenomic analysis of clinical trial specimens for the pharmaceutical industry may provide data that will lead to a better understanding of the molecular basis for response to specific drugs and, therefore lead to individualized treatment.

Liquidity and Management’s Plans

Since its inception, the Company has devoted substantial effort in developing its products and has incurred losses and negative cash flows from operations. At June 30, 2015, the Company had an accumulated deficit of $87,847,301. The Company anticipates continued losses and negative cash flows as it funds its selling and marketing activities and research and development programs.

The Company’s filing of a Chapter 11 petition for bankruptcy on August 9, 2015 raises substantial doubt about the Company’s ability to continue as a going concern. The Company recognized impairment on certain of its Accounts Receivable assets on June 30, 2015. Subsequent to the end of the period and concurrent with its petition for bankruptcy, the Company executed an agreement in principle to sell substantially all of its business assets in a sale conducted under supervision by the United States Bankruptcy Court for the District of Delaware. The Company’s assets will be acquired as a going concern by Cancer Genetics, Inc. on October 9, 2015.
In addition, the Company has entered into a senior secured, super-priority debtor-in-possession financing arrangement (the "DIP Facility") to finance operations and working capital during its Chapter 11 proceedings. See Note 11 for further details.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions for Form 10-Q promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year. The balances as of December 31, 2014 were derived from our audited financial statements as of December 31, 2014. The financial statements should be read in conjunction with the Company’s audited December 31, 2014 and 2013 consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K previously filed with the SEC on March 31, 2015.

2. Summary of Significant Accounting Policies

Basis of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Response Genetics, Ltd., a Scottish corporation (the “Subsidiary”), which was incorporated in November 2006. The Subsidiary had no employees or active operations in 2014 or to date in 2015. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity date of three months or less from the date of purchase to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short-term nature and liquidity of these instruments. The Company’s cash equivalents are comprised of cash on hand, deposits in banks and money market investments.

4

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Accounts Receivable

Pharmaceutical Accounts Receivable

The Company invoices its clients as specimens are processed and any other contractual obligations are met. The Company’s contracts with clients typically require payment within 45 days of the date of invoice. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments. The Company specifically analyzes accounts receivable and historical bad debts, client credit, current economic trends and changes in client payment trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged-off against the allowance when it is probable the receivable will not be recovered. To date, the Company’s pharmaceutical customers have primarily been large pharmaceutical companies. As a result, bad debts from pharmaceutical accounts receivable to date have been minimal. Pharmaceutical company accounts receivable as of December 31, 2014 and June 30, 2015 were $1,037,834 and $503,174, respectively. There were no allowances for doubtful accounts recorded against these pharmaceutical accounts receivable at December 31, 2014 and June 30, 2015.

ResponseDX® Accounts Receivable

ResponseDX® accounts receivable are recorded from two primary payors: (1) Medicare and (2) third party payors such as commercial insurance and private payors or self-paying payors (“Private Payors”). ResponseDX® accounts receivable are recorded at established billing rates less an estimated billing adjustment, based on reporting models utilizing historical cash collection percentages and updated for current effective reimbursement factors.  Management performs ongoing valuations of accounts receivable balances based on management’s evaluation of historical collection experience and industry trends.  Based on the historical experience for our accounts, management has determined, based on a detailed analysis, that accounts receivable associated with certain billings are unlikely to be collected. Therefore, the Company has recorded an allowance for doubtful accounts of $2,071,706 and $2,517,889 as of December 31, 2014 and June 30, 2015, respectively. In addition, as a result of the Company’s filing for Chapter 11 protection under U.S. Bankruptcy laws on August 9, 2015, the Company has performed an additional evaluation of its accounts receivable at June 30, 2015, resulting in an additional increase in its allowance for doubtful accounts of $1,667,326 for a total allowance for doubtful accounts of $4,185,215 at June 30, 2015. The Company’s bad debt expense for the three months ended June 30, 2014 and 2015 was $1,367,842 and $4,136,241, respectively, and for the six months ended June 30, 2014 and 2015 was $2,661,693 and $6,038,385, respectively.

ResponseDX® accounts receivable as of December 31, 2014 and June 30, 2015, consisted of the following:

	December 31, 2014	June 30, 2015

Net Medicare receivable	$2,814,989	$1,897,921
Net Private Payor receivable	6,029,300	5,051,742
	8,844,289	6,949,663
Allowance for doubtful accounts	(2,071,706)	(4,185,215)
Total	$6,772,583	$2,764,448

At December 31, 2014 and June 30, 2015, all Medicare accounts receivable outstanding for a period of greater than one year have been reserved 100%. At June 30, 2015, as a result of the Company’s filing for Chapter 11 protection under U.S. Bankruptcy laws on August 9, 2015, the Company has performed an additional evaluation of the adequacy of its Medicare accounts receivable, resulting in an additional reserve against its current year Medicare accounts receivable of $1,034,239.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line methods over the estimated useful lives of the assets. The Company has determined the estimated useful lives of its property and equipment, as follows:

Laboratory equipment	5 to 7 years
Furniture and equipment	3 to 7 years
Purchased and internally-developed software	3 to 5 years
Leasehold improvements	Shorter of the useful life (5 to 7 years) or the lease term

Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and the resulting gain or loss is reflected in the statements of operations. The Company has capitalized costs related to the development of database software (see Note 3). The portion of this database placed into service is amortized in accordance with ASC 350-40, Internal-Use Software. The amortization period is five years using the straight-line method.

5

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Revenue Recognition

Pharmaceutical Revenue

Revenues that are derived from testing services provided to pharmaceutical companies are recognized on a contract specific basis pursuant to the terms of the related agreements. Revenue is recognized in accordance with ASC 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the client or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.

Revenues are recorded on an accrual basis as the contractual obligations are completed and as a set of assays is processed through the Company’s laboratory under a specified contractual protocol and are recorded on the date the tests are completed. Certain contracts have minimum assay requirements that, if not met, result in payments that are due upon the completion of the designated period. In these cases, revenues are recognized when the end of the specified contract period is reached.

On occasion, the Company may enter into a contract that requires the client to provide an advance payment for specimens that will be processed at a later date. In these cases, the Company records this advance as deferred revenue and recognizes the revenue as the specimens are processed or at the end of the contract period, as appropriate. There was no deferred revenue at December 31, 2014 or June 30, 2015.

The Company recorded revenue from pharmaceutical clients for the three months ended June 30, 2014 and 2015 of $599,282 and $511,312, respectively, and for the six months ended June 30, 2014 and 2015 of $1,176,663 and $973,404, respectively.

ResponseDX® Revenue

The Company recognizes revenues when (a) the price is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) the service is performed and (d) collectability of the resulting receivable is reasonably assured. The Company’s specialized diagnostic services are performed based on a written test requisition form or electronic equivalent and revenues are recognized once the diagnostic services have been performed, and the results have been delivered to the ordering physician.

Services are provided to certain patients covered by various third-party payer programs including various managed care organizations, commercial insurance plans and Medicare programs. Billings for services under third-party payer programs are included in revenue net of allowances for contractual discounts and allowances for differences between the amounts billed and estimated payment amounts. Significant judgment is inherent in the selection of assumptions and the interpretation of historical experience as well as the identification of external and internal factors affecting the determination of these reserves for Medicare, private health insurance companies, healthcare institutions, and patients.

The Company reports revenues from contracted payers, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, published fee schedules. The Company reports revenues from non-contracted payers, including certain insurance companies and individuals, based on the amount expected to be collected. The difference between the amount billed and the amount estimated to be collected from non-contracted payers is recorded as a contractual allowance to arrive at the reported net revenues. The expected revenues from non-contracted payers are based on the historical collection experience of each payer or payer group, as appropriate. The assumptions used to determine these contractual allowances are reasonable considering known facts and circumstances. If actual future payments are less than the estimates the Company made at the time of recognizing revenue, the consolidated financial position, results of operations and cash flows may be negatively impacted. If actual future payments are materially different from the contracted amounts or estimates, the difference is accounted for as a change in estimate in the period in which they become known. Adjustments to the estimated payment amounts based on final settlement are recorded upon settlement as an adjustment to revenue.

For the three months ended June 30, 2014 and 2015, approximately 33% and 34%, respectively, of the Company's ResponseDX® revenues were derived directly from the Medicare program. For the six months ended June 30, 2014 and 2015, approximately 36% and 38%, respectively, of the Company's ResponseDX® revenues were derived directly from the Medicare program. The Company’s Medicare provider number allows it to invoice and collect from Medicare. The Company’s invoicing to Medicare is primarily based on amounts allowed by Medicare for the service provided as defined by Common Procedural Terminology (“CPT”). Laws and regulations governing the Medicare program and healthcare generally are complex and subject to interpretation.

The following details ResponseDX® revenue for the periods indicated:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(Unaudited)		(Unaudited)
	2014	2015	2014	2015

Net Medicare revenue	$1,211,995	$1,125,113	$2,520,416	$2,533,355

Net Private Payor revenue	2,469,958	2,181,368	4,479,090	4,101,638

Net ResponseDX ® revenue	$3,681,953	$3,306,481	$6,999,506	$6,634,993

6

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Revenue Recognition – (continued)

The Company recognizes revenue for services covered by Medicare based on the Medicare fee schedule. For 2014, the Company’s Medicare fees were based on the Centers for Medicare and Medicaid Services (“CMS”) proposed “Medicare Program; Revisions to Payment Policies under the Physician Fee Schedule, Clinical Laboratory Fee Schedule & Other Revisions to Part B for CY 2014” released in July 2013. For the six months ended June 30, 2015, the Company’s fees were based on the Centers for Medicare and Medicaid Services (“CMS”) fee schedules released in December 2014.
The Company updates its estimates of Medicare fees based on current information from CMS. The nature of the testing services the Company provides, the evidence the Company gathers to establish the creditworthiness of its payors and the delivery method of its services have not changed from prior periods, and therefore these assumption remain appropriate.
Cost of Revenue

Cost of revenue represents the cost of materials, direct labor, royalties, costs associated with processing tissue specimens including pathological review, staining, microdissection, paraffin extraction, reverse transcription polymerase chain reaction (“PCR”), fluorescence in situ hybridization (“FISH”), quality control analyses, license fees and delivery charges necessary to render an individualized test result. Costs associated with performing tests are recorded as the tests are processed.

License Fees

The Company has licensed technology for the extraction of ribonucleic acid (“RNA”) from formalin-fixed, paraffin-embedded tumor specimens from the University of Southern California (“USC”). Under the terms of the license agreement, the Company is required to pay royalties to USC calculated as a fixed percentage of the net sales price as defined in the agreement that the Company generates by using this technology. Total license fees expensed in cost of revenue under the license agreement with USC were $10,449 and ($9,882) for the three months ended June 30, 2014 and 2015, respectively. Total license fees expensed in cost of revenue under the license agreement with USC were $21,410 and ($4,374) for the six months ended June 30, 2014 and 2015, respectively. The Company also maintains a non-exclusive license to use certain patents related to the PCR of Roche Molecular Systems, Inc. (“Roche”). The Company pays Roche a royalty fee based on revenue that the Company generates through use of this technology. The Company accrues for such royalties at the time revenue is recognized. Royalties expensed in cost of revenue under the Roche agreement totaled $113,704 and ($84,335) for the three months ended June 30, 2014 and 2015, respectively. Royalties expensed in cost of revenue under the Roche agreement totaled $158,077 and ($68,070) for the six months ended June 30, 2014 and 2015, respectively. Such royalties are included in cost of revenues in the accompanying statements of operations.
The Company is subject to potentially significant variations in royalties recorded in any period. While the amount paid is based on a fixed percentage of net sales price as defined in the agreement of specific tests pursuant to terms set forth in the agreements with USC and Roche, the amount due is calculated based on the revenue we recognize using the respective licensed technology. As discussed above, this revenue can vary from period to period as it is dependent on the timing of the specimens submitted by our clients for testing.

Research and Development

The Company expenses costs associated with research and development activities as incurred. Research and development costs are expensed as incurred and classified as research and development costs. Research and development costs include employee costs (salaries, payroll taxes, benefits, and travel), equipment depreciation and maintenance, laboratory supplies, primers and probes, reagents, patent costs and occupancy costs.

7

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Line of Credit

On July 14, 2011, the Company entered into a line of credit agreement with Silicon Valley Bank (the “Bank”), which agreement has been amended most recently on July 30, 2014. The line of credit is collateralized by all of the Company’s assets including its pharmaceutical, Private Payor and Medicare receivables. The maximum amount that can be borrowed from the line of credit is $2,000,000, subject to certain conditions. As of December 31, 2014 and June 30, 2015, the Company had drawn $1,500,000 and $1,465,662, respectively, against the line of credit. As of December 31, 2014 and June 30, 2015, the available amount the Company can draw from the line of credit was $500,000 and $428,308, respectively, calculated as the lesser of (i) the Company’s calculated borrowing base, which was 80% of certain of the Company’s accounts receivable, or (ii) the amount available under the line of credit. During the first half of 2014, the interest rate charged to the Company on the line of credit was 5%, calculated by reference to the prime rate plus 1.75%. For the latter half of 2014 and the six months ended June 30, 2015, the rate charged to the Company was 5.5%, calculated by reference to the prime rate plus 2.25%. The line of credit’s maturity date is July 25, 2016.

The line of credit is subject to various covenants, including financial covenants that require the Company to maintain (i) an adjusted quick ratio of at least 1.25 to 1.00; (ii) quarterly rolling twelve-month net revenue balances beginning December 31, 2014; and (iii) quarterly minimum liquidity of $1,000,000. The Company’s revenue covenant and liquidity covenant under the line of credit agreement conform with, and are cross-defaulted with equivalent covenants under the SWK Credit Agreement (as described below.) At December 31, 2014 the Company was in compliance with its covenants under the line of credit agreement. At June 30, 2015, the Company was out of compliance with the minimum aggregate revenue requirement and the quick ratio covenants.

From time to time, the Company’s calculated borrowing base under its Bank line of credit may decrease to a level where the Company is in an over-advance position in which case the Company will be required to repay any outstanding amounts greater than the calculated borrowing base for such covered period back to the Bank immediately. The Company will be able to draw down on the credit line again with respect to such paid-back amount once the Company is in compliance with the borrowing base requirement.

As of December 31, 2014 the line of credit under the credit agreement was classified as a non-current liability of the Company on the accompanying condensed consolidated balance sheet as the line of credit had a maturity date of greater than one year from the date of the balance sheet. As of June 30, 2015 the line of credit under the credit agreement was classified as a current liability of the Company on the accompanying condensed consolidated balance sheet as the line of credit maturity date will now be less than one year from the date of the balance sheet.

SWK Term Loan

On July 30, 2014 (the “Closing Date”), the Company entered into a credit agreement (the “SWK Credit Agreement”) with SWK Funding LLC, as the administrative agent (the “Agent” or “SWK”), and the lenders (including SWK) party thereto from time to time (the “Lenders”). The SWK Credit Agreement provides for a multi-draw term loan to the Company (the “Loan”) up to a maximum principal amount of $12,000,000 (the “Loan Commitment Amount”). On the Closing Date, the Lenders advanced the Company an amount equal to $8,500,000 which is due and payable on July 30, 2020 (the “Term Loan Maturity Date”) or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the SWK Credit Agreement. On February 3, 2015 (the “Amendment Closing Date”), the Company and SWK entered into a first amendment (the “Amendment”) to the SWK Credit Agreement.  Pursuant to the Amendment, the Company drew an additional $1,500,000 of the Loan Commitment Amount increasing the total amount advanced to the Company under the SWK Credit Agreement to $10,000,000. On April 6, 2015 (the “Amendment Closing Date”), the Company and SWK entered into a second amendment (the “Second Amendment”) to the SWK Credit Agreement.  Pursuant to the Second Amendment, the Company drew an additional $2,000,000 of the Loan Commitment Amount increasing the total amount advanced to the Company under the SWK Credit Agreement to $12,000,000. On June 25, 2015 (the “Amendment Closing Date”), the Company and SWK entered into a third amendment (the “Third Amendment”) to the SWK Credit Agreement.  Pursuant to the Third Amendment, the Company drew an additional $750,000 of the Loan Commitment Amount increasing the total amount advanced to the Company under the SWK Credit Agreement to $12,750,000.

The Loan bears interest at a rate equal to the LIBOR Rate (as defined in the SWK Credit Agreement) plus an applicable margin of 12.5% per annum, subject to a one percent (1.0%) LIBOR floor. Interest on the Loan is due and payable in arrears (i) on the forty-fifth (45th) day following the last calendar day of each of the months of September, December, March, and June, commencing on November 15, 2014, (ii) upon a prepayment of the Loan and (iii) on the Term Loan Maturity Date. At December 31, 2014 and June 30, 2015, the interest rate charged to the Company was 13.5%. Upon the earlier of (a) the Term Loan Maturity Date or (b) full repayment of the Loan, the Company is also required to pay an exit fee. On September 9, 2014, SWK, in its capacity as the initial Lender, assigned part of its interests under the SWK Credit Agreement to SG-Financial, LLC (“SG”). Pursuant to the assignment, SG was assigned $2,500,000 of the $8,500,000 Closing Date initial advance to the Company and

$1,029,412 of the subsequent term loan commitment. On January 30, 2015, SG assigned all of its interests under the SWK Credit Agreement back to SWK. On April 6, 2015, SWK assigned $1,000,000 of the Second Amendment term loan commitment to Bridger Capital.

On the Closing Date, the Company issued to the Agent a warrant (the “Initial Warrant”) to purchase up to 681,090 shares of the Company's common stock. The Initial Warrant was exercisable, in whole or in part, from the date of issuance until and including July 30, 2020 at an exercise price of $0.936 per share, subject to adjustment. The Initial Warrant was valued at $414,239, or approximately $0.61 per covered share, using a Black-Scholes pricing model with the following assumptions: 2.01% risk free rate, 0% dividend, 101.5% volatility, and six-year expected life. The value of the warrant was recorded on the balance sheet included in additional paid-in capital. On September 9, 2014, the Agent assigned a portion of the Initial Warrant consisting of the right to purchase 200,321 shares of common stock to SG (the “SG Initial Warrant”). On January 30, 2015, SG assigned the SG Initial Warrant back to the Agent and on the Amendment Closing Date, the Company replaced the Initial Warrant to purchase the total 681,090 shares of the Company’s common stock with a new warrant with an adjusted exercise price (the “Replacement Warrant”).   The Replacement Warrant is exercisable up to and including July 30, 2020 at an exercise price of $0.39 per share.  The Agent may exercise the Replacement Warrant on a cashless basis at any time.  In the event the Agent exercises the Replacement Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Replacement Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

In addition, on the Second Amendment Closing Date, the Company issued the Agent a new warrant (the “First Amendment Warrant”) to purchase 576,923 shares of Common Stock.  The First Amendment Warrant is exercisable up to and including February 3, 2021 at an exercise price of $0.39 per share, subject to adjustment.  The First Amendment Warrant was valued at $167,712, or approximately $0.29 per covered share, using a Black-Scholes pricing model with the following assumptions: 1.39% risk free rate, 0% dividend, 90.9% volatility and six-year expected life. The value of the warrant was recorded on the balance sheet included in additional paid-in capital. The Agent may exercise the First Amendment Warrant on a cashless basis at any time.  In the event the Agent exercises the First Amendment Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the First Amendment Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

For accounting purposes, the proceeds received in the July 2014 transaction were allocated to the liability for debt, a debt issuance discount and additional paid-in capital for the warrant based upon the relative fair value of the loan and the warrant. The amounts recorded in the financial statements were $8,500,000 for loan liability, $576,161 for debt issuance discount and $377,140 to additional paid-in capital for the warrant. Additionally, the Company recorded deferred loan issuance costs of $187,092 for investment banker fees and legal fees incurred to enter into the SWK Credit Agreement. The debt issuance discount and the deferred issuance costs are being amortized to interest expense over the six-year term of the loan. Upon the re-issuance of this warrant on February 3, 2015 at a reduced exercise price of $0.39, the debt issuance discount was re-valued at $599,305 and a $23,144 increase in the warrant value was posted to stockholder’s deficit.

Additionally, for accounting purposes, the proceeds received in the First Amendment transaction were allocated to the liability for debt, a debt issuance discount and additional paid-in capital for the warrant based upon the relative fair value of the loan and the warrant. The amounts recorded in the financial statements were $1,500,000 for loan liability, $168,372 for debt issuance discount and $148,887 to additional paid-in capital for the warrant. Additionally, the Company recorded deferred loan issuance costs of $19,485 for investment banker fees and legal fees incurred to enter into the SWK First Amendment Credit Agreement. The debt issuance discount and the deferred issuance costs are being amortized to interest expense over the six-year term of the loan.

On April 3, 2015 (the “Second Amendment Closing Date”), the Company entered into a second amendment (the “Second Amendment”) to the SWK Credit Agreement.  Pursuant to the Second Amendment, the Company drew the remaining $2,000,000 of the Loan Commitment Amount, thereby increasing the total amount advanced to the Company under the SWK Credit Agreement to $12,000,000. The maturity date for the term loan under the SWK Credit Agreement remains July 30, 2020, or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the SWK Credit Agreement.

In addition, on the Second Amendment Closing Date, the Company issued the warrants to purchase an aggregate of 2,702,703 shares of Common Stock (the “Second Amendment Warrants”) to the Lenders advancing the term loan to the Company on the Second Amendment Closing Date.  The Second Amendment Warrants are exercisable up to and including April 3, 2021 at an exercise price of $0.37 per share, subject to adjustment.  A Lender may exercise its Second Amendment Warrant on a cashless basis at any time.  In the event a Lender exercises its Second Amendment Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Second Amendment Warrants is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

On June 25, 2015 (the “Third Amendment Closing Date”), the Company entered into a third amendment (the “Third Amendment”) to the SWK Credit Agreement.  Pursuant to the Third Amendment, the Loan Commitment Amount was increased to $12,750,000 and the company drew the remaining $750,000 of the Loan commitment Amount, thereby increasing the total amount advanced to the company under the SWK Credit Agreement to $12,750,000. The maturity date for the term loan under the SWK Credit Agreement remains July 30, 2020, or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the SWK Credit Agreement. No warrants were issued in connection with the Third Amendment.

The Company may prepay the Loan, in whole or in part, upon five business days’ written notice provided that a prepayment premium is paid to the Lenders as set forth in the SWK Credit Agreement. The Company is required to prepay the Loan with any net cash proceeds received from certain types of dispositions of assets described in the SWK Credit Agreement. The Company is also required to make certain revenue-based payments on the Company’s quarterly revenues, applied in the following priority: (i) first, to the payment of all fees, costs, expenses and indemnities due and owing to the Agent under the SWK Credit Agreement, (ii) second, to the payment of all fees, costs, expenses and indemnities due and owing to the Lenders under the SWK Credit Agreement, (iii) third, to the payment of all accrued but unpaid interest until paid in full, (iv) fourth, for each revenue-based payment date after August 2016, to the payment of all principal of the Loan up to an aggregate amount of $750,000 on any such payment date and (v) fifth, all remaining amounts to the Company.

As of December 31, 2014 the term debt under SWK Credit Agreement was classified as a non-current liability of the Company on the accompanying balance sheet as the repayment terms are based on future revenues that cannot be reasonably estimated and therefore all outstanding amounts are classified as non-current. As of June 30, 2015 the term debt under SWK Credit Agreement was classified as a current liability of the Company on the accompanying balance sheet. As a result of the covenant violations and non-receipt of a waiver the repayment terms are expected to be accelerated (See Note 11).

The SWK Credit Agreement contains customary affirmative and negative covenants for credit facilities of its type, including covenants that limit the Company’s ability to pay dividends or redeem outstanding equity interests, incur additional indebtedness, grant additional liens, engage in any other type of business, make investments, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties. The SWK Credit Agreement also contains certain financial covenants, including certain minimum aggregate revenue requirements. The Company was in compliance with all of these covenants at December 31, 2014. At June 30, 2015, the Company was out of compliance with the minimum aggregate revenue requirement and the quick ratio covenants.

The SWK Credit Agreement includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, default under certain other indebtedness, certain insolvency or bankruptcy events, the occurrence of certain material judgments, the institution of any proceeding by a government agency or a change of control of the Company that is not otherwise permitted under the SWK Credit Agreement.

8

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of December 31, 2014 and June 30, 2015, the Company does not have a liability for unrecognized tax benefits. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision, and includes accrued interest and penalties with the related tax liability in the balance sheet. For the periods ended June 30, 2014 and 2015, there were no interest and penalties recorded in the Condensed Consolidated Statement of Operations.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Stock Compensation, Share-Based Payment. Stock-based compensation expense for all stock-based compensation awards granted is based on the grant-date fair value estimated in accordance with the provisions of ASC 718. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting period. As further described in Note 7, certain awards granted to Thomas A. Bologna, the Company’s Chairman and Chief Executive Officer, were recognized based on an accelerated vesting basis triggered by market conditions rather than a straight-line basis.

The Company accounts for equity instruments issued to non-employees in accordance with ASC 505, Equity. Under ASC 505, stock option awards issued to non-employees are measured at fair value using the Black-Scholes option-pricing model and recognized pursuant to a performance model.

Management Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these condensed consolidated financial statements have been made for revenue, allowances for doubtful accounts, impairment of long-lived assets, depreciation of property and equipment and stock-based compensation. Actual results could differ materially from those estimates.

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the assets cost is not recoverable, the carrying value of the asset would be reduced to its fair value, which is measured by future discounted cash flows.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiary are determined using local currency as the functional currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each period-end. Statement of Operations amounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in stockholders’ deficit.

Comprehensive Loss

The components of comprehensive loss are accumulated net loss and foreign currency translation adjustments for the three and six months ended June 30, 2014 and 2015.

Fair Value of Financial Instruments

Cash and cash equivalents are stated at cost, which approximates fair market value.  Cash equivalents consist of money market accounts, with fair values estimated based on quoted market prices. Debt balances are stated at historical amounts less principal payments, which approximate fair market value. The Company believes interest rates in its debt agreements are commensurate with lender risk profiles for similar companies.

Advertising Costs

The Company markets its services through its advertising activities in trade publications and on the internet. Advertising costs are included in selling and marketing expenses on the statements of operations and are expensed as incurred. Advertising costs for the three months ended June 30, 2014 and 2015 were $19,839 and $14,331, respectively, and for the six months ended June 30, 2014 and 2015 were $26,260 and $31,455, respectively.

9

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Concentration of Credit Risk and Clients and Limited Suppliers

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. At June 30, 2015, the Company had $1,629,393 in cash and cash equivalents that exceeded federally insured limits. At June 30, 2015, $11,964 of cash was held outside of the United States.

Revenue sources that account for greater than 10 percent of total revenue are provided below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2015		2014			2015
	(Unaudited)				(Unaudited)
	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue		Revenue	Percent of Total Revenue
GlaxoSmithKline Biologicals S.A.	$392,875	*	$322,508	*	$721,155	*	%	$663,971	*
Medicare, net of contractual allowances	$1,211,995	28%	$1,125,113	29%	$2,520,416	31%		$2,533,355	33%

* Represents less than 10% of revenue.

Customers that account for greater than 10 percent of gross accounts receivable are provided below.

	As of December 31, 2014		As of June 30, 2015

	Receivable Balance	Percent of Gross Receivables	Receivable Balance	Percent of Gross Receivables
Medicare, net of contractual allowances	$2,814,989	28%	$1,897,921	25%

Many of the supplies and reagents used in the Company’s testing process are procured from a limited number of suppliers. Any supply interruption or an increase in demand beyond the suppliers’ capabilities could have an adverse impact on the Company’s business. Management believes it can identify alternative sources, if necessary, but it is possible such sources may not be identified in sufficient time to avoid an adverse impact on its business. The Company purchases certain laboratory supplies and reagents primarily from a limited number of suppliers. The Company made approximately 71% of its reagent purchases from two suppliers during the three months ended June 30, 2014 and made approximately 67% of its reagent purchases from four suppliers during the three months ended June 30, 2015. The Company made approximately 72% of its reagent purchases from two suppliers during the six months ended June 30, 2014 and made approximately 87% of its reagent purchases from three suppliers during the six months ended June 30, 2015.

Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03 “Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires an entity to present debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. The amendment will be effective for the Company’s annual and interim reporting periods beginning January 1, 2016 and should be applied on a retrospective basis. The adoption of ASU 2015-03 will not have any impact on the Company’s results of operations, but will result in debt issuance costs being presented as a direct reduction from the carrying amount of debt liabilities.  This standard will not have a material impact on the Company’s consolidated financial statements.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which modifies how all entities recognize revenue, and consolidates into one Accounting Standards Codification ("ASC") Topic (ASC Topic 606, Revenue from Contracts with Customers) the current guidance found in ASC Topic 605, Revenue

Recognition, and various other revenue accounting standards for specialized transactions and industries. The core principle of the guidance is that “an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” In achieving this objective, an entity must perform five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations of the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also clarifies how an entity should account for costs of obtaining or fulfilling a contract in a new ASC Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers.

ASU 2014-09 is effective for public companies for annual periods beginning after January 1, 2018 and interim periods within those annual periods, and early adoption is not permitted. ASU 2014-09 may be applied using either a full retrospective approach, in which all years included in the financial statements are presented under the revised guidance, or a modified retrospective approach. Under the modified retrospective cumulative catch-up approach, financial statements will be prepared using the new standard for the year of adoption, but not for prior years. Under this method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the Company and disclose all line items in the year of adoption as if they were prepared under the old revenue guidance. The Company is currently evaluating the impact of ASC 606, but at the current time does not know what impact the new standard will have on revenue recognized and other accounting decisions in future periods, if any, nor what method of adoption will be selected if the impact is material.

In August 2014, the Financial Accounting Standards Board issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-09”). ASU 2014-15 provides guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter; earlier adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial condition, results of operations or cash flows.

10

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Property and Equipment and Intangible Assets

Property and equipment and intangible assets consist of the following:

	December 31, 2014	June 30, 2015

Laboratory equipment	$4,543,019	$4,543,019
Furniture and equipment	762,466	767,307
Leasehold improvements	496,523	496,523
	5,802,008	5,806,849
Less: Accumulated depreciation	(4,395,603)	(4,677,101)
Total property and equipment, net	$1,406,405	$1,129,748
Purchased software	$803,719	$809,711
Internally developed software	213,361	213,361
Trademarks	33,000	33,000
	1,050,080	1,056,072
Less: Accumulated amortization	(418,931)	(516,587)
Total intangible assets, net	$631,149	$539,485

Depreciation and amortization expense, included in cost of revenue, general and administrative expenses, and research and development expenses for the three months ended June 30, 2014 and 2015 was $220,388 and $186,981, respectively, and for the six months ended June 30, 2014 and 2015 was $427,273 and $379,153, respectively.

Capital Leases

The Company leases certain equipment that is recorded as capital leases. This equipment is included in property and equipment on the accompanying consolidated balance sheet as of June 30, 2015 as follows:

Equipment purchased under capital leases	$310,467
Less: Accumulated amortization	(175,336)
Equipment purchased under capital leases, net	$135,131

Future minimum lease payments under capital leases as of June 30, 2015 are as follows:

Years ending December 31,
2015	$62,988
2016	71,985
2017	17,240
2018	17,240
Thereafter	10,057
Total minimum lease payments	179,510
Less amount represented by interest	(23,158)
Capital lease obligation	$156,352

11

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Loss Per Share

The Company calculates net loss per share in accordance with ASC 260, Earnings Per Share. Under the provisions of ASC 260, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock and dilutive common stock equivalents then outstanding. Common stock equivalents consist of shares of common stock issuable upon the exercise of stock options and warrants.

The following table sets forth the computation for basic and diluted loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(Unaudited)		(Unaudited)

Numerator:
Net loss	$(3,138,915)	$(4,831,806)	$(6,643,411)	$(8,850,760)
Numerator for basic and diluted earnings per share	$(3,138,915)	$(4,831,806)	$(6,643,411)	$(8,850,760)
Denominator:
Denominator for basic and diluted earnings per share — weighted-average shares	38,732,793	38,795,396	38,726,196	38,795,396
Basic and diluted loss per share	$(0.08)	$(0.12)	$(0.17)	$(0.23)

Outstanding stock options to purchase 2,210,229 and 2,263,260 shares of common stock of the Company for the periods ended June 30, 2014 and 2015, respectively, were excluded from the calculation of diluted loss per share as their effect would have been antidilutive. Also excluded from the calculation were 270,000 unvested shares of restricted common stock for both of the periods ended June 30, 2014 and 2015. Outstanding warrants to purchase 3,960,715 shares of common stock of the Company for the period ended June 30, 2015 were also excluded in the calculation of diluted loss per share.

5. Commitments and Contingencies

Operating Leases

The Company leases 27,446 square feet of office and laboratory space in Los Angeles, California, under a non-cancelable operating lease that was amended and extended on February 3, 2014 and will expire on June 30, 2016.

Rent expense, which is classified in cost of revenue, general and administrative, and research and development expenses was $214,181 and $212,181 for the three months ended June 30, 2014 and 2015, respectively, and was $426,362 and $424,362 for the six months ended June 30, 2014 and 2015, respectively.

Future minimum lease payments by year and in the aggregate, due under non-cancelable operating leases for facilities, equipment and software as a service, consisted of the following at June 30, 2015:

Years Ending December 31,
2015	$557,695
2016	499,227
2017	35,574
2018	4,929
Total	$1,097,425

12

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Commitments and Contingencies – (continued)

Guarantees

The Company enters into indemnification provisions under its agreements with other counterparties in its ordinary course of business, typically with business partners, clients and landlords. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities. These indemnification provisions generally survive termination of the underlying agreement. The Company reviews its exposure under these agreements no less than annually, or more frequently when events require. The Company believes the estimated fair value of these agreements is minimal as, historically, no payments have been made by the Company under these indemnification obligations. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2014 and June 30, 2015.

Legal Matters

The Company is, from time to time, involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. Reserves are established for specific liabilities in connection with legal actions when they can be deemed probable and estimable. These matters are not expected to have a material adverse effect upon the Company’s financial condition.

Employment Agreements

The Company has employment contracts with several individuals, which provide for annual base salaries and potential bonuses. These contracts contain certain change of control, termination and severance clauses that require the Company to make payments to certain of these employees if certain events occur as defined in their respective contracts.

6. License and Collaborative Agreements

License Agreement with the University of Southern California (“USC”)

In April 2000, as amended in June 2002 and April 2005, the Company entered into a license agreement with USC. Under this agreement, USC granted the Company a worldwide, exclusive license with the right to sublicense, the patents for nucleic acid extraction methodologies (“RGI-1”) and related technology, for use in human and veterinary diagnostic laboratory services, the sale of clinical diagnostic products, and the sale of research products to the research community. USC retains the right under the agreement to use the technology for research and educational purposes.

In consideration for this license, the Company agreed to pay USC royalties based on a percentage of net sales of products or services that make use of RGI-1 and related technology and to meet a certain minimum in royalty payments. Royalty expense relating to this agreement amounted to $10,449 and ($9,882) for the three months ended June 30, 2014 and 2015, respectively, and $21,410 and ($4,374) for the six months ended June 30, 2014 and 2015, respectively. Changes to estimates of factors impacting the accrued royalty liability could result in adjustments in future periods. Such expense is included in cost of revenue in the accompanying unaudited consolidated statements of operations.

License Agreement with Roche Molecular Systems (“Roche”)

In November 2004, the Company entered into a non-exclusive license to use Roche’s technology including specified nucleic acid amplification processes (“PCR Processes”) to perform certain human invitro clinical laboratory services. In consideration for this license, the Company is obligated to pay royalties to Roche, based on a percentage of net sales of products or services that make use of the PCR Processes. Royalty expense included in cost of revenue relating to this agreement amounted to $113,704 and ($84,335) for the three months ended June 30, 2014 and 2015, respectively and $158,077 and ($68,070) for the six months ended June 30, 2014 and 2015, respectively.

In November 2004, the Company also entered into an agreement with Roche, pursuant to which the Company is collaborating with Roche to produce commercially viable assays used in the validation of genetic markers for pharmaceutical companies. Specifically, the Company has licensed the rights to Roche to use the pre-diagnostic assays the Company develops in the course of using its RNA-extraction technologies to provide testing services to pharmaceutical companies and to produce diagnostic kits that then can be sold commercially to those pharmaceutical companies. Roche is required to pay the Company royalties of a certain percentage of net sales of such diagnostic kits sold to pharmaceutical companies. Through June 30, 2015, Roche has not been required to pay any royalties to the Company pursuant to this agreement.

13

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. License and Collaborative Agreements - (continued)

Services Agreement with GlaxoSmithKline, LLC formerly known as SmithKline Beecham Corporation (d.b.a. GlaxoSmithKline or “GSK”)

In January 2006, the Company entered into a master services agreement with GSK, a leading pharmaceutical manufacturer, pursuant to which the Company provides services in connection with profiling the expression of various genes from a range of human cancers. Under the agreement, the Company provides GSK with testing services as described in individual protocols and GSK pays the Company for such services based on the pricing schedule established for each particular protocol. GSK was obligated to make minimum annual payments to the Company under the agreement and also was obligated to make a non-refundable upfront payment to the Company, to be credited against work undertaken pursuant to the agreement.

In December 2008, the Company amended and restated its master services agreement with GSK and extended the term of the agreement for a two-year period, with the option for the parties to extend the agreement for additional one-year periods at the end of the term, upon their mutual written agreement. In addition, the Company became a preferred provider to GSK and its affiliates of genetic testing services on a fee-for-service basis and, in anticipation of the services to be provided, GSK agreed to make a non-refundable upfront payment.

The Company did not recognize any expense relating to the GSK agreement for the three months ended June 30, 2014 and 2015, respectively, and $-0- and $2,046 relating to the GSK agreement for the six months ended June 30, 2014 and 2015, respectively.

Master Services Agreement with GlaxoSmithKline Biologicals S.A. (“GSK Bio”)

On July 26, 2012, the Company entered into a second amended and restated master services agreement with GSK Bio, the vaccine division of GSK. The agreement, which was effective as of May 15, 2012, was amended on December 17, 2014 to extend the term to December 31, 2015. Pursuant to this agreement, as amended, the Company provides testing services for clinical trials and epidemiology studies relating to GSK Bio’s cancer immunotherapies. The Company performs these testing services on a fee-for-service basis as embodied in written task orders. GSK Bio retains the intellectual property rights to inventions, improvements and data resulting from the services performed under the agreement. The Company retains all intellectual property rights to its testing services and proprietary processes. All intellectual property owned by either party on the date of the agreement remains the exclusive property of the owning party.

The agreement will provides that any outstanding task orders at the time of termination will not thereby terminate (unless otherwise agreed in writing by the parties), and any such task orders will continue for the respective terms specified in such task orders (and the parties shall continue to perform their obligations thereunder). GSK Bio may terminate the agreement, without cause, upon 90 days’ written notice to the Company. The Company may terminate the agreement, without cause, upon one year’s written notice to GSK Bio. The agreement may also be terminated early if either party enters bankruptcy or similar proceedings or in the event of a material breach. GSK Bio may terminate the agreement immediately if the Company experiences a “change of control,” as defined in the agreement.

The agreement also provides for mutual indemnification by the parties and contains customary representations, warranties and covenants, including covenants governing the parties’ use of confidential information and representations regarding adequate insurance coverage or self-insurance.

The Company recognized revenue of $392,875 and $322,508 relating to the services performed for GSK Bio for the three months ended June 30, 2014 and 2015, respectively, and $721,155 and $663,971 for the six months ended June 30, 2014 and 2015, respectively.

14

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Options, Restricted Stock and Warrants

In March 2000, the Company adopted a Stock Option Plan (the “2000 Stock Plan”) as approved by its Board of Directors. Under the 2000 Stock Plan, the Company granted options to acquire up to 1,600,000 shares of common stock. In connection with the adoption of the 2006 Employee, Director and Consultant Stock Plan, as further discussed below, the Company is to grant no additional options under the 2000 Stock Plan. Under the 2000 Stock Plan, there were no options to purchase shares of the Company’s common stock that remained outstanding as of December 31, 2013. Prior to March 2007, the Company also granted options to purchase 16,000 shares of common stock to two consultants which were granted under separate agreements outside of the 2000 Stock Plan.

On October 26, 2006, the Board of Directors of the Company approved, and on May 1, 2007, reapproved the adoption of the 2006 Employee, Director and Consultant Stock Plan (the “2006 Stock Plan”). The stockholders approved the 2006 Stock Plan on June 1, 2007. The initial number of shares which may be issued from time to time pursuant to the 2006 Stock Plan was 2,160,000 shares of common stock. Also, the 2006 Stock Plan includes the number of shares subject to purchase under options issued under the 2000 Stock Plan, where the options expired on or after October 18, 2006, subject to a maximum of 210,000 additional options.  In addition, on the first day of each fiscal year of the Company during the period beginning in fiscal year 2008 and ending on the second day of fiscal year 2017, the number of shares that may be issued from time to time pursuant to the 2006 Stock Plan is increased by the lesser of (i) 200,000 shares or equivalent, after determination of the effect of any stock split, stock dividend, combination or similar transactions as set forth in the 2006 Stock Plan, (ii) 5% of the number of outstanding shares of common stock of the Company on such date or (iii) an amount determined by the Board of Directors of the Company.  The initial number of shares available for issuance of 2,160,000 increased by 210,000 for options issued under the 2000 Stock Plan expiring after October 2006 and by 200,000 in 2008 through 2015, resulting in the total number of shares that may be issued as of January 1, 2015 to be 3,970,000. As of June 30, 2015, there were 1,610,717 options available for grant, net of 96,023 options previously exercised, under the 2006 Stock Plan.

Employee options vest according to the terms of the specific grant and expire 10 years from the date of grant. Non-employee option grants to date typically vest over a two- to three-year period. The Company had 2,263,260 options outstanding at a weighted average exercise price of $1.56 at June 30, 2015. There were 914,933 non-vested stock options outstanding with a weighted average exercise price of $1.06 at June 30, 2015. As of June 30, 2015, there was $523,172 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 Stock Plan. That cost is expected to be recognized over a weighted-average period of 2.1 years.

Except for certain grants of restricted common stock and common stock options containing market conditions as described below, the Company estimated share-based compensation expense for the three and six months ended June 30, 2014 and 2015 using the Black-Scholes model with the following weighted average assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Risk free interest rate	-%	-%	-%	1.68%
Expected dividend yield	-	-	-	-
Expected volatility	-%	-%	-%	99.2%
Expected term **(in years)	-	-	-	6.25
Forfeiture rate ***	-%	-%	-%	7.0%

** Expected term is calculated using SAB 107, Simplified Formula. Management has concluded that the use of the simplified method for calculating the expected term of its common stock option grants is appropriate given the lack of historical exercises and the standard terms of the employee option grants, including, options are granted at-the-money, exercise is conditional only on performing service through the vesting dates, termination of service causes forfeiture of options, employees have a limited number of days to exercise options after termination of service, and options are non-transferable.

*** Forfeiture range represents 0% for directors and 21% for employees.

The following table summarizes the stock option activity for the 2006 Plan for the six months ended June 30, 2015:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	2,833,604	$1.62	7.9	$-
Granted (Unaudited)	15,000	$0.43	9.7	$-
Exercised (Unaudited)	-	$-	-	-
Expired (Unaudited)	(339,606)	2.29	5.9	-
Forfeited (Unaudited)	(245,738)	$1.20	-	-
Outstanding, June 30, 2015 (Unaudited)	2,263,260	$1.56	7.5	$150
Exercisable, June 30, 2015 (Unaudited)	1,348,327	$1.89	6.8	$-

The weighted-average grant-date fair value of options granted during the year ended December 31, 2014 was $0.70. The weighted-average grant-date fair value of options granted during the six months ended June 30, 2015 was $0.43. The aggregate intrinsic value of outstanding options at December 31, 2014 and the options exercised during 2014 were $-0- and $7,605, respectively, which represents options whose exercise price was less than the closing fair market value of the Company’s common stock on December 31, 2014 of $0.32. No options were exercised during the six months ended June 30, 2015.

15

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Options, Restricted Stock and Warrants – (continued)

The following table provides additional information regarding options outstanding under the 2006 Plan as of June 30, 2015 (unaudited):

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	WA Remaining Contractual Term	Number of Options	WA Remaining Contractual Term
$0.43 to 0.99	623,898	9.1	119,854	9.0
1.00 to 1.99	1,360,862	7.6	950,181	7.4
2.00 to 2.99	117,000	5.8	117,000	5.8
3.00 to 3.99	51,500	3.1	51,500	3.1
7.00	110,000	1.9	110,000	1.9
	2,263,260	7.5	1,348,535	6.8

Stock-based compensation expense – employees, was classified as follows in the results of operation:

	Three Months Ended June 30,		Six Months Ended June 30,
	( Unaudited )		( Unaudited )
	2014	2015	2014	2015
Cost of revenue	$10,963	$8,274	$22,219	$17,836
Research and development	12,494	144	25,691	11,690
Sales and marketing	16,728	9,591	32,477	19,900
General and administrative	172,834	72,534	317,401	148,367
Totals	$213,019	$90,543	$397,788	$197,793

Thomas Bologna was appointed Chief Executive Officer of the Company on December 21, 2011 and in connection with his appointment, Mr. Bologna was awarded stock options outside of the 2006 Stock Plan. Pursuant to the employment agreement between the Company and Mr. Bologna, dated December 21, 2011, as amended, and in reliance on NASDAQ Listing Rule 5636(c), the Company granted Mr. Bologna (i) a stock option to purchase 600,000 shares of the Company’s common stock, which vests monthly over 36 months from the date of grant, subject to his continued employment with the Company, (ii) a stock option to purchase 300,000 shares of the Company’s common stock, which vested in 2012, and (iii) 270,000 shares of restricted common stock of the Company, which vest on the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $2.40. The exercise price of the stock options is $1.20 per share, the closing price of the Company’s common stock on the day prior to the date of grant. The expense recognized in connection with these grants was $89,061 and $-0- for the six months ended June 30, 2014 and 2015, respectively, and is included in the above table.

16

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Options, Restricted Stock and Warrants – (continued)

The following table summarizes these awards to Mr. Bologna:

Type	Grant Date	Number of Awards	Intrinsic Value as of June 30, 2015	Exercise Price	Options Exercisable	Remaining Contractual Term
Restricted Shares of Common Stock	12/21/2011	270,000	$-	$1.20	-	6.5
Options	12/21/2011	600,000	$-	$1.20	600,000	6.5
Options	12/21/2011	300,000	$-	$1.20	300,000	6.5

July 2014, February 2015 and April 2015 Issuance of Warrants in Connection with the SWK Credit Facility

Refer to Note 2 to these unaudited condensed consolidated financial statements for a description of the warrants issued in conjunction with the SWK Credit Agreement in July 2014, the first amendment to the SWK Credit Agreement in February 2015, the second amendment to the SWK Credit Agreement in April 2015 and the third amendment to the SWK Credit Agreement in June 2015.

Warrants Issued	Issue Date	Remaining Contractual Years	Number of Warrants	Exercise Price
Warrant #4	7/30/2014	5.1	681,090	$0.39*
Warrant #5	2/3/2015	5.6	576,923	$0.39
Warrant #6	4/3/2015	5.8	2,702,703	$0.37

* Warrant #4 was re-issued and re-priced on 2/3/2015 in coordination with the issuance of Warrant #5. 17

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Income Taxes

Deferred income taxes result from temporary differences between income tax and financial reporting computed at the effective income tax rate. The Company has established a valuation allowance against its net deferred tax asset due to the uncertainty surrounding the realization of such asset. Management periodically evaluates the recoverability of the deferred tax assets. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

The Company files U.S. federal, U.S. state, and foreign tax returns. The Company’s major tax jurisdictions are U.S. federal and the State of California. The Company is subject to tax examinations for the open years from 2004 through 2014.

9. Segment Information

The Company operates in a single reporting segment, with an operating facility in the United States.

The following enterprise wide disclosure was prepared on a basis consistent with the preparation of the condensed consolidated financial statements.

The following tables contain certain financial information by geographic area:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue:
United States	$3,877,360	$3,445,600	$7,424,264	$6,843,266
Europe	403,875	328,793	746,475	681,171
Other International	-	43,400	5,430	83,960
	$4,281,235	$3,817,793	$8,176,169	$7,608,397

	December 31, 2014	June 30, 2015

Long-lived assets:
United States	$2,037,554	$1,669,233

10. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. ASC 820 establishes a three-level valuation hierarchy of valuation techniques that is based on observable and unobservable inputs. Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. The first two inputs are considered observable and the last unobservable, that may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2014 and June 30, 2015, the Company did not hold any assets that are required to be measured at fair value on a recurring basis.

18

RESPONSE GENETICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Subsequent Events
Chapter 11 Voluntary Bankruptcy Filing
On August 9, 2015, Response Genetics, Inc. (the "Company") executed an agreement under which the Company has agreed in principle to sell substantially all of its business assets in a sale conducted under supervision by the United States Bankruptcy Court for the District of Delaware. The "stalking-horse" purchaser under the agreement is Cancer Genetics, Inc. ("CGI"). As required by the Bankruptcy Code, the sale to CGI will be subject to overbidding by other prospective purchasers. On October 1, 2015 the United States Bankruptcy Court for the District of Delaware approved the bid of CGI and the sale of the business is schedule to close on October 9, 2015.
CGI is an emerging DNA and molecular diagnostics company focused on the personalization of cancer treatment through the discovery, development and commercialization of genomic and biomarker based panels to help clinicians, hospitals, and biopharmaceutical companies globally. Its stock is traded on the Nasdaq under the symbol CGIX - (Nasdaq:CGIX).
Under the agreement, the Company has proposed to sell substantially all of its assets, including certain leasehold improvements, tangible personal property, intangible property, leases and contracts, accounts receivable, inventory and business records. The purchase price for the assets, subject to certain adjustments, is proposed to consist of $7,000,000 in cash and 788,584 shares of common stock of CGI. The number of shares of CGI stock to be delivered to the Company at the closing of the sale is based on the value per share of the CGI stock, determined as the average of the closing prices per share on each of the three trading days immediately preceding announcement of the proposed sale. All shares of CGI's stock included in the purchase price will be issued directly to one of the Company's secured lenders. As additional consideration, CGI has agreed in principle to assume certain liabilities of the Company, including certain paid time off balances for retained employees and certain post-petition payables.
The agreement in principle remains subject to finalization of all schedules and exhibits to the agreement within a specified number of days of the Company's commencement of its chapter 11 case. In addition, the agreement is proposed to be subject to the satisfaction of a number of closing conditions, including Bankruptcy Court approval and the absence of certain material adverse events. No assurance can be given that the sale will be consummated on the anticipated terms, or at all. Upon the occurrence of certain events or defaults by the Company, the purchaser is entitled to terminate the Asset Purchase Agreement and to receive a break-up fee in an amount equal to 4% of the aggregate purchase price and reimbursement of up to $125,000 of its expenses in connection with the transaction.
Secured, Super-Priority Debtor-in-Possession Financing Arrangement (the "DIP Facility")
On August 9, 2015, the Company entered into a senior secured, super-priority debtor-in-possession financing arrangement (the "DIP Facility") with SWK Funding LLC, Swiftcurrent Partners LP, and Swiftcurrent Offshore Master Ltd. (collectively, the "DIP Lenders") under which the Company may borrow up to $16,250,000 to finance operations and working capital during its chapter 11 proceedings, pay certain costs and expenses (including the costs and expenses of the Company's chapter 11 proceedings), and fund payment of interest and fees to the DIP Lenders, and for certain other purposes. Indebtedness incurred under the DIP Facility accrues interest at a per annum floating rate equal to the sum of (a) a LIBOR-based rate defined in the DIP Facility documents plus (b) 12.5%. Indebtedness under the DIP Facility matures 60 days after the commencement of the Company's chapter 11 case and is secured by substantially all of the assets of the Company. In addition, the DIP Facility terminates on the first to occur of (a) its maturity date, (b) the closing of the sale of all or substantially all of the Company's assets, (c) 25 days after the commencement of the Company's chapter 11 case if a final order approving the DIP Facility has not been entered, or (d) the effective date of a confirmed plan of reorganization or liquidation that provides for payment in full of all obligations of the Company under the DIP Facility or is otherwise acceptable to the DIP Lenders in their sole discretion. In addition, the DIP Lenders are entitled to terminate the DIP Facility upon the occurrence of certain adverse events or defaults by the Company. The DIP Facility is subject to a number of conditions, including Bankruptcy Court approval, and the Company is required to pay the DIP Lenders' reasonable costs and expenses in connection with the DIP Facility.

19